Exhibit 10.2

BASIC ENERGY SERVICES, INC.

RESTRICTED STOCK GRANT AGREEMENT

(Grantee Executing a Non-Competition Agreement for Retirees)

Grantee: KENNETH V. HUSEMAN

1.  Grant of Stock.  Basic Energy Services, Inc. (formerly BES Holding Co.), a Delaware corporation (the “Company”), hereby grants to the Grantee (identified above), an employee of the Company, the number of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), identified in Section 12 below (the “Shares”), subject to the terms and conditions of this agreement (the “Retiree Agreement”), the  Fifth Amended and Restated Basic Energy Services, Inc. 2003 Incentive Plan (as amended, the “Plan”) and the Grantee Non-Competition Agreement for Retirees (the “Non-Compete Agreement”), a form of which is attached hereto as Exhibit A.  This Retiree Agreement is made as contemplated by and in accordance with the prior restricted stock grant agreement(s) between the Company and Grantee.  The issuance by the Company of the Shares shall be deemed to occur effective on the Grant Date (identified in Section 12 below), and will equal the number of all other unvested shares of restricted stock that are held by the Grantee and forfeited on the date of retirement of the Grantee.  The Plan and the Non-Compete Agreement are hereby incorporated into this Retiree Agreement in its entirety by reference.  Upon the expiration of the applicable vesting periods identified in Section 12 below, the Shares delivered to Grantee shall be fully paid and nonassessable.

2.  Definitions.  All capitalized terms used herein shall have the meanings set forth in the Plan unless otherwise provided herein.  Section 12 below sets forth meanings for certain of the capitalized terms used in this Retiree Agreement.

3.  Vesting Term.  Subject to earlier forfeiture in accordance with the terms of the Non-Compete Agreement in the event of Grantee’s breach of the Non-Compete Agreement, the Shares granted to Grantee hereunder on the Grant Date will vest in the Grantee in the respective amounts and on the respective dates set forth in Section 12 below, or, if earlier, on the death of Grantee.

4.  Consideration.  Grantee hereby agrees that Grantee’s execution of the Non-Compete Agreement and Grantee’s compliance with the terms and provisions contained therein are the sole consideration for the issuance by the Company of the Shares pursuant to this Retiree Agreement.

5.  Restriction on Shares.

(a)  The Shares granted to Grantee hereunder shall be maintained in book entry form or the stock certificates shall be retained in the possession of the Company until vested in the Grantee as provided in Sections 3 and 12 hereof.

(b)  In the event of a breach by the Grantee of any covenant or agreement contained in the Non-Compete Agreement, all Shares that are unvested on the date of such breach will be automatically and immediately forfeited by the Grantee.

(c)  At such time as the vesting period is satisfied, a certificate for the Shares no longer subject to forfeiture will be delivered to the Grantee without the legend set forth in Section 5(e) below.

(d)  From and after the date of this Grant and prior to any forfeiture of the Shares, the Grantee shall be entitled to vote the Shares and shall be entitled to receive any cash dividends payable on the Shares.  Any stock dividends applicable to the Shares shall be retained by the Company until the vesting period of the Shares on which the stock dividend was issued is satisfied.

(e)  Any book entry of shares or certificate representing the Shares granted hereunder shall be issued to the Grantee pursuant to the terms of the Plan as of the Grant Date and shall be marked with the following legend:

“The shares represented by this certificate have been issued pursuant to the terms of the Fifth Amended and Restated Basic Energy Services, Inc. 2003 Incentive Plan, as amended, and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as set forth in the terms of such Plan or Award Agreement dated effective September 30, 2013”

6.  Independent Legal and Tax Advice.  Grantee acknowledges that the Company has advised Grantee to obtain independent legal and tax advice regarding the grant of the Shares in accordance with this Retiree Agreement and any disposition of any such Shares.

7.  Reorganization of Company.  The existence of this Retiree Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue or bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

8.  Investment Representation.  Grantee will enter into such written representations, warranties and agreements as Company may reasonably request in order to comply with any federal or state securities law.  Moreover, any stock certificate for any Shares issued to Grantee hereunder may contain a legend restricting their transferability as set forth in Section 5 above prior to vesting, or to the extent required under the Plan or applicable law, as determined by the Company in its discretion.  Grantee agrees that Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of Shares hereunder to comply with any law, rule or regulation that applies to the Shares subject to this Retiree Agreement.

9.  No Guarantee of Employment.  This Retiree Agreement shall not confer upon Grantee any right to employment with the Company or any affiliate thereof.

10.  Withholding of Taxes; Share Withholding.  The Grantee shall have the responsibility of discharging all taxes (state and federal) owed by the Grantee as a result of this Retiree Agreement.  Grantee agrees that, if he makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with regard to the Shares, he will so notify the Company in writing within two (2) days after making such election, so as to enable the Company to timely comply with any applicable governmental reporting requirements.  In accordance with Section 9(b) of the Plan, the Company hereby agrees that the Grantee may direct the Company to satisfy the Company’s actual withholding tax obligations through the “constructive” tender and withholding of vested Restricted Stock under this Retiree Agreement; provided, the Company may revoke such right at any time prior to the vesting date of Awards under this Retiree Agreement by giving written notice to the Grantee.

11.  General.

(a)  Notices.  All notices under this Retiree Agreement shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their signatures below or at such other address as may be designated in writing by either of the parties to one another, or to their permitted transferees if applicable.  Notices shall be effective upon receipt.

(b)    Transferability of Grant.  The rights of the Grantee pursuant to this Retiree Agreement are not transferable by Grantee.  No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, obligations or torts of Grantee or any permitted transferee thereof. Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Shares, prior to the lapse of restrictions, that does not satisfy the requirements hereunder shall be void and unenforceable against the Company.

(c)  Amendment and Termination.  No amendment, modification or termination of this Retiree Agreement shall be made at any time without the written consent of Grantee and the Company.

(d)  No Guarantee of Tax Consequences.  The Company and the Committee make no commitment or guarantee that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Retiree Agreement.  The Grantee has been advised and been provided the opportunity to obtain independent legal and tax advice regarding the award of Shares pursuant to this Retiree Agreement and the disposition of any Common Stock acquired thereby.

(e)  Severability.  In the event that any provision of this Retiree Agreement shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Retiree Agreement, and the Retiree Agreement shall be construed and enforced as if the illegal, invalid or unenforceable provision had not been included therein.

(f)  Complete Agreement.  This Retiree Agreement is subject to the terms of the Plan and the Non-Compete Agreement. There are no other prior agreements or understandings, oral or written, between the Company and the Grantee regarding the grant of the Shares covered hereby.

(g)  Governing Law.  This Retiree Agreement shall be construed in accordance with the laws of the State of Texas without regard to its conflict of law provisions, to the extent federal law does not supersede and preempt Texas law.

(h)  No Trust or Fund Created.  This Retiree Agreement shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any affiliate and a Grantee or any other Person.  To the extent that any Person acquires a right to receive payments from the Company or any affiliates pursuant to this Retiree Agreement, such right shall be no greater than the right of any general unsecured creditor of the Company or any affiliate.

(i)  Other Laws.  The Company retains the right to refuse to issue or transfer any Shares if it determines that the issuance or transfer of such Shares might violate any applicable law or regulation or entitle the Company to recover under Section 16(b) of the Securities Exchange Act of 1934.

(j)  Binding Effect.  This Retiree Agreement shall be binding upon and inure to the benefit of any successors of the Company and all persons lawfully claiming under the Grantee.

12.  Definitions and Other Terms.  The following capitalized terms shall have those meanings set forth opposite them:

(a)	Grantee:	The person specified as the Grantee on page 1 and the signature page hereto.

(b)	Grant Date:	September 30, 2013 (to be effective on the date of retirement, notwithstanding any subsequent required approval by the Committee or the Board)

(c)	Shares:	300,807 Shares of the Company’s Common Stock

(d)	Vesting:

Subject to Section 5 above and the terms of the Plan and the Non-Compete Agreement, the Grantee shall vest in all rights to the Shares and any rights of the Company to such Shares shall lapse with respect to the Shares on the dates set forth below:

		March 15, 2014	147,550	Shares

		March 15, 2015	96,268	Shares

		March 15, 2016	36,989	Shares

		March 15, 2017	20,000	Shares

IN WITNESS WHEREOF, the Company has caused this Retiree Agreement to be executed on its behalf by its duly authorized officer, and Grantee has executed this Retiree Agreement, effective as of September 30, 2013.

BASIC ENERGY SERVICES, INC.

By:	/s/ James E. Tyner
Name:	James E. Tyner
Title:	VP, Human Resources

Address for Notices:

Basic Energy Services, Inc.
801 Cherry St, Suite 2100
Fort Worth, TX 76102
Fax: (817) 334-4101
Attn: President

GRANTEE

By:	/s/ Kenneth V. Huseman
Name:	Kenneth V. Huseman

EXHIBIT A

(see attached)